Exhibit 5 and 23.1

                          [WILLIAMS MULLEN LETTERHEAD]


                                November 20, 2002

Board of Directors
Eastern Virginia Bankshares, Inc.
217 Duke Street
Tappahannock, Virginia  22560

         Re:  Eastern Virginia Bankshares, Inc. Employee Stock Purchase Plan
              --------------------------------------------------------------

Ladies and Gentlemen:

         This letter is in reference to the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Eastern Virginia Bankshares, Inc. (the "Company") with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended. The Registration Statement relates to 1,000 shares of common stock, par value $2.00 per share (the "Shares"), which Shares are proposed to be offered from time to time pursuant to the terms of the Company's Employee Stock Purchase Plan (the "Plan").

         We have examined such corporate proceedings, records and documents as we considered necessary for the purposes of this opinion.

         Based upon such examination, it is our opinion that the aforementioned Shares, when issued pursuant to the Registration Statement and the terms of the Plan, will be legally issued, fully paid and nonassessable under the laws of the Commonwealth of Virginia.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the "Legal Opinion" section of the Registration Statement.

                                            Very truly yours,

                                            WILLIAMS, MULLEN, CLARK & DOBBINS


                                            By:  /s/ Robert E. Eicher
                                                 -------------------------------
                                                     A Shareholder